Exhibit 99.1

FDA ISSUES COMPLETE RESPONSE LETTER FOR ORITAVANCIN

—FDA Requests Additional Phase 3 Clinical Study Prior to Approval—

CAMBRIDGE, MA – December 8, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) announced today that it has received a Complete Response Letter from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for oritavancin for the treatment of complicated skin and skin structure infections (cSSSI).

The FDA indicated in its letter that they cannot approve the application for oritavancin in its current form and will require Targanta to perform an additional well controlled clinical study to demonstrate efficacy and safety in order to gain approval. The FDA requested that a sufficient number of patients with methicillin-resistant Staphylococcus aureus (MRSA) as the cause of cSSSI be enrolled in the study to demonstrate the effectiveness of oritavancin in this subset of patients. The FDA further suggested that the clinical study evaluate the effect of oritavancin on macrophage function and monitor for the potential for subsequent infections that could possibly be related to macrophage dysfunction due to the long terminal half-life of oritavancin. The FDA also requested that the clinical study collect additional information on phlebitis rates.

In its letter to Targanta, the FDA stated the Company’s NDA did not demonstrate the safety and efficacy of oritavancin for treatment of cSSSI. The FDA reasoned that ARRI, the second and larger of two Phase 3 clinical studies which met a 10% non-inferiority margin, provided evidence of activity of oritavancin but did not provide substantial evidence alone or in combination with ARRD, the smaller of two Phase 3 clinical studies, to support the efficacy and safety of oritavancin. Regarding ARRD, the FDA determined that the study did not provide sufficient evidence of activity because the 95% confidence interval between oritavancin and vancomycin was not less than 10%. FDA also mentioned that, in ARRI, oritavancin did not appear to perform well in patients with MRSA and, in ARRD, the number of patients with MRSA was insufficient to address the performance of the drug candidate in treating these patients.

The FDA mentioned several safety findings from the two pivotal studies for cSSSI including the higher rate of study discontinuations for lack of efficacy among oritavancin-treated patients, the greater number of oritavancin-treated patients who died or had a serious adverse event of sepsis, septic shock and related events, and more oritavancin-treated patients who experienced adverse events of osteomyelitis and other sepsis.

Oritavancin is a novel, semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria. The oritavancin NDA submission included data from 19 clinical trials, including two pivotal Phase 3 clinical trials examining the safety and efficacy of oritavancin in the treatment of cSSSI, both of which met their primary endpoints. The NDA dossier also included data from more than 2,100 individuals and in vitro activity data on oritavancin against more than 9,000 clinical bacterial isolates, including a broad range of gram-positive strains resistant to commonly used antibiotics such as oxacillin, methicillin, vancomycin, daptomycin, and linezolid.

****************CONFERENCE CALL & WEBCAST INFORMATION******************

Targanta will host a conference call and live audio webcast to discuss the complete response letter for oritavancin.

WHEN: December 9, 2008 at 8:30 a.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-9210

LIVE INTERNATIONAL CALL-IN: 201-689-8049

24-HOUR REPLAY DOMESTIC & CANADA: 1-877-660-6853

24-HOUR REPLAY INTERNATIONAL: 1-201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 286, CONFERENCE ID #: 305896

The call will also be webcast live, listen only, via the internet at: www.targanta.com.

Replay will be available on Targanta’s website for 30 days.

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About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting EU regulatory approval, and a program to develop an oral version of oritavancin for the possible treatment of Clostridium difficile-related infection. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “potential,” “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risk factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

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Contacts:

Investors

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

Media

Tony Russo, Ph.D. or Robert Flamm, Ph.D.

Russo Partners LLC

(212) 845-4251

tony.russo@russopartnersllc.com

robert.flamm@russopartnersllc.com